UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             February 20, 2004

ValueClick, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	000-30135	77-0495335
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4353 Park Terrace Drive, Westlake Village, California		91361
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (818) 575-4500

N/A

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5. Other Events.

On February 19, 2004, ValueClick, Inc. entered into a definitive agreement to sell its equity position in ValueClick Japan, Inc. to livedoor Co., Ltd., a Japanese Internet and technology product and services company. ValueClick’s agreement with livedoor is part of livedoor’s tender offer, announced in Japan on February 19, 2004, to acquire all of the outstanding shares of ValueClick Japan.

As part of its tender offer, livedoor would acquire ValueClick’s equity interest of approximately 59 percent in ValueClick Japan for approximately $24 million in cash, excluding transaction fees. The tender offer is expected to be completed near the end of the first quarter. ValueClick anticipates that, if completed, this transaction would result in a pretax gain of approximately $8.0 million in 2004 and a slight reduction in revenue after the first quarter of 2004. A copy of this press release is filed as Exhibit 99.1 to this document and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial statements of businesses acquired.

Not Applicable

(b)  Pro forma financial information.

Not Applicable

(c)  Exhibits.

Exhibit No.	Item

99.1	Press Release dated February 20, 2004 announcing the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

Date:	February 23, 2004	/s/ Samuel J. Paisley
Samuel J. Paisley, Chief Financial Officer